UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 16, 2012 (October 10, 2012)

Date of Report (Date of earliest event reported)

Protective Life Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11339	95-2492236
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South

Birmingham, Alabama 35223

(Address of principal executive offices and zip code)

(205) 268-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On October 10, 2012, Golden Gate V Vermont Captive Insurance Company (“GGV”) and Red Mountain, LLC (“Red Mountain”), newly formed, indirect wholly owned subsidiaries of Protective Life Corporation (the “Company”), entered into a 20-year transaction to finance up to $945 million of “AXXX” reserves related to a block of universal life insurance policies with secondary guarantees issued on or before June 30, 2012 by the Company’s direct wholly owned subsidiary, Protective Life Insurance Company (“PLICO”) and indirect wholly owned subsidiary, West Coast Life Insurance Company (“WCL”) .  Red Mountain issued a note with an initial principal amount of $275 million, increasing to a maximum of $945 million in 2027, to GGV for deposit to a reinsurance trust supporting GGV’s obligations under a reinsurance agreement with WCL, under which WCL cedes liabilities relating to the policies of WCL and retrocedes liabilities relating to the policies of PLICO.  Through the structure, Hannover Life Reassurance Company of America (“Hannover Re”), the ultimate risk taker in the transaction, provides credit enhancement to the Red Mountain note for the 20-year term in exchange for a fee.  The transaction is “non-recourse” to GGV, Red Mountain, WCL, PLICO and the Company, meaning that none of these companies are liable for the reimbursement of any credit enhancement payments required to be made.   The estimated average annual expense for the credit enhancement under generally accepted accounting principles is approximately $4.9 million after-tax.  In connection with the transaction, the Company has entered into certain support agreements under which it guarantees or otherwise supports certain obligations of GGV or Red Mountain.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PROTECTIVE LIFE CORPORATION
/s/Steven G. Walker
Steven G. Walker
Senior Vice President, Controller
and Chief Accounting Officer

Dated: October 16, 2012